For Immediate Release

Company Contact:	David Weinberg Chief Operating Officer, Chief Financial Officer SKECHERS USA, Inc. (310) 318-3100
Investor Relations:	Andrew Greenebaum Addo Investor Relations (310) 829-5400

SKECHERS ACHIEVES NEW QUARTERLY SALES RECORD IN ITS
THIRD QUARTER 2017
Record Quarterly Net Sales of $1.095 Billion and $3.194 Billion for the Nine Months
Diluted Earnings per Share of $0.59 for the Third Quarter and $1.57 for the Nine Months
Gross Margins of 47.5 Percent for the Third Quarter and 46.5 Percent for the Nine Months

MANHATTAN BEACH, CA. – October 19, 2017 – SKECHERS USA, Inc. (NYSE:SKX), a global footwear leader, today announced financial results for the third quarter and nine months ended September 30, 2017.

“Third quarter net sales of $1.095 billion set a new quarterly record for the Company, surpassing our previous record in the first quarter earlier this year by $22 million, and resulted in a new nine month record with sales exceeding $3 billion,” stated David Weinberg, chief operating officer and chief financial officer. “The growth came across our three distribution channels—with double-digit increases in our Company-owned Skechers retail business worldwide and our international subsidiary and joint venture businesses, as well as a single-digit increase in our international distributor and domestic wholesale businesses. The strong international growth, including the continued strength in China, the resurgence of the United Kingdom and growth across all of Europe combined with our strong international retail business, resulted in international wholesale and retail representing 53 percent of our total sales in the third quarter.”

Third Quarter Financial Results
Quarterly net sales increased 16.2 percent to $1.095 billion compared to third quarter 2016. The growth was the result of a 25.7 percent increase in the Company’s international wholesale business, a 1.4 percent increase in its domestic wholesale business, and an 18.6 percent increase in its Company-owned global retail business with total comp store sales increases of 4.4 percent. The increase in its Company-owned retail business, which included sales growth of 9.5 percent in its domestic channel and a domestic comp store sales increase of 3.1 percent, came despite temporary store closures in Texas and Florida, and continued store closures in Puerto Rico due to the recent hurricanes. The Company reported net sales last year of $1.5 million for the days corresponding to the days closed this year due to the hurricanes.

Gross profit for the third quarter of 2017 was $520.0 million, or 47.5 percent of net sales, compared to $430.0 million, or 45.6 percent of net sales, for the third quarter of 2016.

Third quarter selling expenses increased $21.8 million to $89.6 million, or 8.2 percent of sales, compared to $67.8 million, or 7.2 percent of sales, in the prior year’s third quarter. The increase was primarily due to increased advertising expenses of $17.2 million, including $3.6 million to support our international subsidiary business, and an additional $3.5 million in selling commissions from its joint venture in South Korea.

General and administrative expenses were $316.9 million, or 28.9 percent of sales, compared to $261.8 million, or 27.8 percent of sales, in the prior year’s third quarter. The year-over-year quarterly increase was primarily due to Skechers’ focus on long-term global growth. The increases included $18.1 million associated with the Company’s 67 additional domestic and international retail stores—13 of which were opened in the third quarter, and $27.2 million to support its international growth in its joint venture and subsidiary businesses. Domestic wholesale general and administrative expenses in the third quarter increased $9.7 million year-over-year primarily due to increased headcount in the United States to support its brand worldwide, and improvements in its digital operations, as well as the expansion into new categories and brands.

Mr. Weinberg added: “We remain committed to investing in the brand, product, infrastructure, and all areas that will drive further growth opportunities. Our international business continues to have the highest growth potential—both with emerging international markets such as those in South America as well as India, and our established business across Asia. To further build our brand globally, we grew our Company-owned store base worldwide to 623 locations, including 187 international stores. Combined with the third-party Skechers stores, there were 2,428 Skechers stores around the world at quarter end.”

Earnings from operations were $116.5 million or 10.6 percent of net sales, which was an increase of $13.1 million or 12.7 percent over the third quarter of 2016.

Net earnings increased 41.8 percent to $92.3 million, and diluted net earnings per share for the third quarter were $0.59, compared with $0.42 in the prior year. The Company’s effective tax rate for the third quarter was 9.4 percent compared to 24.2 percent over the third quarter of 2016. The Company expects its effective tax rate for fiscal 2017 to be approximately 13 percent, which is lower than the expected rate of 15 percent at the end of the second quarter.  The 9.4 percent tax rate for the quarter is primarily a result of this lower estimate in the expected tax rate for fiscal 2017.

Nine Month Financial Results
Net sales were $3.19 billion, a new nine-month record. Gross profit was $1.48 billion or 46.5 percent of net sales, and earnings from operations were $327.2 million. Net earnings were $245.8 million and diluted net earnings per share were $1.57 per share.

“From day one we have been driven, determined and focused on building a successful company,” began Robert Greenberg, SKECHERS chief executive officer. “Twenty-five years later, the same is true. With innovation and commitment at the forefront of our efforts, we are supporting our teams and their growth in the United States and around the world. It’s those teams that set us apart, working behind the scenes and on the front lines to deliver product rich in style and comfort to our customers. Achieving three record quarters of net sales in 2017, as well as annual record net sales in 2016, is a testament to the power of our team and the brand.”

Mr. Greenberg continued: “Now, more so than ever before, we are approaching our business from a global perspective, developing product that will resonate with consumers in the Americas, across Europe, throughout Asia, and the rest of the world. Domestically, the highlight of the third quarter was our back-to-school business, which was led by double-digit sales increases in our Skechers Kids footwear. As with our adult offering, we focused on innovation, comfort and lightweight features, creating a collection that resonated with kids and their parents. The success of our product was most evident in the continued growth of our international business as we achieved strong double-digit growth in the majority of our subsidiary and joint venture managed countries in the third quarter. Further, we are focusing on marketing campaigns that resonate globally—including the signing of singing sensation Camila Cabello, who is known by young women around the world. We believe that with our focus on product, marketing and logistics from a domestic and international perspective, we will continue to see strong growth on a global scale.”

Balance Sheet
At quarter end, cash and cash equivalents was $802.9 million, an increase of $137.6 million, or 20.7 percent over September 30, 2016.

Total inventory, including inventory in transit, was $697.7 million, a $174.3 million increase, or 33.3 percent over September 30, 2016, and a decrease of $2.9 million or 0.4 percent when compared to December 31, 2016.

Working capital was $1.48 billion versus $1.23 billion at September 30, 2016.

Mr. Weinberg continued: “Three consecutive record quarters in 2017 and continued growth across our three distribution channels, including double-digit gains in international and an additional ten stores opened in the fourth quarter to date, are a testament to the strength of our brand. With the investments we have made in our infrastructure, our strong cash position, healthy low double-digit increases in backlog on a worldwide basis, and new product delivering for holiday as well as Spring 2018, we believe the momentum we are experiencing will continue this year and in the coming year.”

Outlook
Based on these key indicators, the Company believes it will achieve net sales in the fourth quarter in the range of $860 million to $885 million, and diluted earnings per share of $0.09 to $0.14.

The Company expects its capital expenditures for the fourth quarter to be approximately $20.0 million to $25.0 million, which includes corporate office upgrades and an additional 12 to 15 Company-owned retail store openings and several store remodels.

Third Quarter 2017 Conference Call
The Company will host a conference call today at 1:30 p.m. PT / 4:30 p.m. Eastern Time to discuss its third quarter 2017 financial results. The call can be accessed on the Investor Relations section of the Company’s the website at www.skx.com. For those unable to participate during the live broadcast, a replay will be available beginning October 19, 2017, at 7:30 p.m. ET, through November 2, 2017, at 11:59 p.m. ET. To access the replay, dial 844-512-2921 (U.S.) or 412-317-6671 (International) and use passcode: 13671505.

About SKECHERS USA, Inc.
SKECHERS USA, Inc., based in Manhattan Beach, California, designs, develops and markets a diverse range of lifestyle footwear for men, women and children, as well as performance footwear for men and women. SKECHERS footwear is available in the United States and over 160 countries and territories worldwide via department and specialty stores, 2,438 SKECHERS Company-owned and third-party-owned retail stores, and the Company’s e-commerce websites. The Company manages its international business through a network of global distributors, joint venture partners in Asia and the Middle East, and wholly-owned subsidiaries in Canada, Japan, throughout Europe and Latin America. For more information, please visit skechers.com and follow us on Facebook (facebook.com/SKECHERS) and Twitter (twitter.com/SKECHERSUSA).

This announcement contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, without limitation, Skechers’ future domestic and international growth, financial results and operations including expected net sales and earnings, its development of new products, future demand for its products, its planned domestic and international expansion, opening of new stores and additional expenditures, and advertising and marketing initiatives. Forward-looking statements can be identified by the use of forward-looking language such as “believe,” “anticipate,” “expect,” “estimate,” “intend,” “plan,” “project,” “will be,” “will continue,” “will result,” “could,” “may,” “might,” or any variations of such words with similar meanings. Any such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in forward-looking statements. Factors that might cause or contribute to such differences include international economic, political and market conditions including the uncertainty of sustained recovery in Europe; sustaining, managing and forecasting costs and proper inventory levels; losing any significant customers; decreased demand by industry retailers and cancellation of order commitments due to the lack of popularity of particular designs and/or categories of products; maintaining brand image and intense competition among sellers of footwear for consumers, especially in the highly competitive performance footwear market; anticipating, identifying, interpreting or forecasting changes in fashion trends, consumer demand for the products and the various market factors described above; sales levels during the spring, back-to-school and holiday selling seasons; and other factors referenced or incorporated by reference in Skechers’ annual report on Form 10-K for the year ended December 31, 2016 and its quarterly report on Form 10-Q for the six months ended June 30, 2017. The risks included here are not exhaustive. Skechers operates in a very competitive and rapidly changing environment. New risks emerge from time to time and the companies cannot predict all such risk factors, nor can the companies assess the impact of all such risk factors on their respective businesses or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. Moreover, reported results should not be considered an indication of future performance.

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SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

	September 30,	December 31,
	2017	2016
ASSETS
Current Assets:
Cash and cash equivalents	$802,932	$718,536
Trade accounts receivable, net	485,277	326,844
Other receivables	23,184	19,191

Total receivables	508,461	346,035
Inventories	697,659	700,515
Prepaid expenses and other current assets	65,306	62,680

Total current assets	2,074,358	1,827,766
Property, plant and equipment, net	532,482	494,473
Deferred tax assets	30,744	26,043
Other assets	55,676	45,388

Total non-current assets	618,902	565,904

TOTAL ASSETS	$2,693,260	$2,393,670

LIABILITIES AND EQUITY
Current Liabilities:
Current installments of long-term borrowings	$1,797	$1,783
Accounts payable	501,332	520,437
Short-term borrowings	10,629	6,086
Accrued expenses	85,224	93,424

Total current liabilities	598,982	621,730
Long-term borrowings, net of current installments	71,390	67,159
Deferred tax liabilities	418	412
Other long-term liabilities	22,773	18,855

Total non-current liabilities	94,581	86,426
Total liabilities	693,563	708,156
Stockholders’ equity:
Skechers U.S.A., Inc. equity	1,882,804	1,603,633
Noncontrolling interests	116,893	81,881

Total equity	1,999,697	1,685,514

TOTAL LIABILITIES AND EQUITY	$2,693,260	$2,393,670

SKECHERS U.S.A., INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net sales	$1,094,829	$942,417	$3,193,571	$2,799,021
Cost of sales	574,842	512,439	1,708,765	1,520,637

Gross profit	519,987	429,978	1,484,806	1,278,384
Royalty income	2,917	2,970	10,368	8,902

	522,904	432,948	1,495,174	1,287,286

Operating expenses:
Selling	89,559	67,782	263,318	197,627
General and administrative	316,852	261,815	904,631	747,403
	406,411	329,597	1,167,949	945,030

Earnings from operations	116,493	103,351	327,225	342,256
Other income (expense):
Interest, net	(780)	(948)	(3,321)	(3,612)
Other, net	2,147	(1,485)	5,507	(1,310)

	1,367	(2,433)	2,186	(4,922)

Earnings before income tax expense	117,860	100,918	329,411	337,334
Income tax expense	11,030	24,376	42,546	67,144

Net earnings	106,830	76,542	286,865	270,190
Less: Net earnings attributable to noncontrolling	14,520	11,432	41,025	33,361
interests

Net earnings attributable to Skechers U.S.A., Inc.	$92,310	$65,110	$245,840	$236,829

Net earnings per share attributable to Skechers U.S.A., Inc.:
Basic	$0.59	$0.42	$1.58	$1.54

Diluted	$0.59	$0.42	$1.57	$1.53

Weighted average shares used in calculating earnings per share attributable to Skechers U.S.A., Inc.:
Basic	155,824	154,211	155,502	154,006

Diluted	156,741	155,203	156,276	154,999